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Brandi Martina
 AMD Communications
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AMD Investor Relations
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AMD Appoints Tim Ryan to Board of Directors

News Highlights:
•Appointment strengthens AMD's board with deep expertise spanning technology, enterprise operations and financial governance
•KC McClure named chair of the Audit and Finance Committee

SANTA CLARA, Calif. – Aug. 19, 2026 - AMD (NASDAQ: AMD) today announced the appointment of Tim Ryan to its board of directors, effective Aug. 19, 2026. AMD also announced related board committee changes, with KC McClure named chair of the Audit and Finance Committee and appointed to the Nominating and Corporate Governance Committee. Nora Denzel, AMD’s lead independent director, has joined the Audit and Finance Committee.
These changes follow the retirement of Joseph Householder, who is stepping down after more than 11 years on the AMD board.
Ryan serves as Head of Technology and Business Enablement at Citi, where he leads the firm’s technology organization. He joined Citi in 2024 after more than three decades at PwC, including serving as U.S. Chair and Senior Partner from 2016 to 2024. Throughout his career, Ryan has advised many of the world’s leading companies on technology, strategy and risk.
“Tim’s extensive experience across technology, operations and finance will bring valuable perspective to AMD’s board as we execute our long-term strategy and pursue the significant opportunities ahead in AI and high-performance computing,” said Dr. Lisa Su, AMD chair and CEO. “I also want to thank Joe Householder for his dedicated service and many contributions to

AMD. His thoughtful counsel and financial stewardship have played an important role in AMD’s transformation and growth.”
“I am thrilled to join AMD’s board at such a pivotal moment for the industry,” said Ryan. “AMD is at the center of the most important computing trends of our time, and I look forward to working with Lisa and the board to help drive the company’s continued growth.”
Ryan is a certified public accountant and holds a bachelor’s degree in accounting and communications from Babson College.

About AMD
AMD (NASDAQ: AMD) drives innovation in high-performance and AI computing to solve the world’s most important challenges. Today, AMD technology powers billions of experiences across cloud and AI infrastructure, embedded systems, AI PCs and gaming. With a broad portfolio of AI-optimized CPUs, GPUs, networking and software, AMD delivers full-stack AI solutions that provide the performance and scalability needed for a new era of intelligent computing. Learn more at www.amd.com.